10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY CONVERTIBLE FUND

May 1, 2004 through July 31,2004

	       Trade		                                          % of
Issuer	        Date	 Selling Dealer          Amount         Price     Issue (1)

Cooper Cameron	5/6/04	UBS Financial Services	$2,300,000	$100.000	1.15







(1)  Represents purchases by all affiliated funds and discretionary accounts;

     may not exceed 25% of the principal amount of the offering.